THE HON. THOMAS T. GLOVER
                                                     Chapter 11















                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF WASHINGTON
                                   AT SEATTLE


In re                              )         No.  94-03993
                                   )
JAY JACOBS, INC.,                  )         NOTICE OF EFFECTIVENESS
                                   )         OF PLAN MODIFICATION
                  Debtor.          )
                                   )
---------------------------------- )


TO:       Clerk of the United States Bankruptcy Court
AND TO:   All Holders of Record of Allowed Class 3 Claims
AND TO:   Office of the U.S. Trustee


     PLEASE TAKE NOTICE that Cahill, Warnock & Company LLC and certain other accredited or institutional investors ("Purchasers") and Jay Jacobs, Inc. ("JJI") closed the purchase and sale, respectively of $7.1 million of JJI preferred stock (the "Investment") on December 5, 1997. This Notice has been filed with the Clerk of the Court and mailed to all Creditors pursuant to the Bankruptcy Court's Order Re-Opening Case, Modifying Treatment of Class 3 (General Unsecured) Claims under Plan, and Re-Closing Case entered herein on December 1, 1997 (the "Order") and Fed. R. Bankr. P. 2002(f)(7).

     Pursuant to the Order, upon its receipt of this Notice and payment of the fee specified by 28 U.S.C. ss. 1930(a)(3) (and any other applicable fee), the Clerk of the Court is directed

NOTICE OF EFFECTIVENESS
OF PLAN MODIFICATION - 1
pursuant to Section 350(b) of the Bankruptcy Code to re-open this case. Upon the re-opening of this case pursuant to this Notice, and without further action by the Court or any party, the Order provides that the modification to JJI's Second Amended Plan of Reorganization (the "Plan") confirmed by the Order shall immediately be modified as set forth therein.

     The sole purpose of the modification to the Plan is to provide for the payment of $1.5 million in cash and $1 million in JJI common stock in lieu of the $2.5 million cash payment due on account of allowed Class 3 claims against JJI ("Claims") in January 1997. The modification is binding on all holders of Claims ("Creditors"), notwithstanding the elections of certain Creditors to receive promissory notes in lieu of half of the January 1997 cash payment. The full text of the modification to the Plan is attached to the Order and is available from the Clerk of the Court.

     Immediately following the re-opening of this case pursuant to this Notice, the Clerk of the Court is directed pursuant to Section 350(a) of the Bankruptcy Code to re-close this case.

     JJI will timely pay to the United States Trustee in accordance with its guidelines a quarterly fee for the calendar quarter in which the case is reopened.

     This case may be reopened in the future upon application of JJI, the Postconfirmation Creditors Committee (the "PCC"), the U.S. Trustee or any other party in interest to resolve any disputes or issues relating to the Plan or JJI's other Chapter 11 obligations, and/or upon application by JJI and/or the PCC to request a status conference or consideration of any other or further plan modification.

     DATED this 5th day of December, 1997.


                                   BOGLE & GATES P.L.L.C.



                                   By /s/ MARK CHARLES PABEN
                                     ------------------------------------------
                                     Mark Charles Paben, WSBA #17710
                                     Attorneys for Jay Jacobs, Inc.

NOTICE OF EFFECTIVENESS
OF PLAN MODIFICATION - 2